Exhibit (c)(iii) Project Cape DISCUSSION MATERIALS March 18, 2022 Preliminary and Confidential

Preliminary and Confidential

Summary of Cape Due Diligence Findings

Represents Cape Perspective

DRAFT – PRELIMINARY AND SUBJECT TO MATERIAL REVISION

PROJECTED FINANCIAL PERFORMANCE FACTORS

- Expense Base Growth ($6-7mm EBITDA)
  - Expenses growing faster than revenues in 2022
    - Higher run rate compensation expenses
    - Greater spend on IT ($3mm) and Research ($2mm)
- AUM / Revenue Degradation ($7-8mm EBITDA)
  - Volatile market performance impacting AUM & revenues
  - Investment performance degradation

PROJECTED CASH BALANCE FACTORS

- Unexpected Uses of Cash 1H22 ($18mm cash reduction)
  - Higher accrual releases in Q1 2022
- LTIP Change of Control Cash Impact ($7mm cash reduction)
  - Unexpected compensation expense
- Hedge Cost ($3-5mm additional cost)
  - Market volatility causing increased cost to Cape
- D&O Tail Insurance ($2mm additional cost)
  - Premiums above anticipated costs
- Additional Defense Cost ($3-5mm additional cost)
  - Potential cost of defense if claim is filed

Source: Estimates per Cape management team.
Note: P&L figures presented on a pre-tax basis.

PJT Partners 1

Preliminary and Confidential

Perspectives on Due Diligence Findings

	CAPE PERSPECTIVE – Pre $14.00 LOI Understanding	CAPE PERSPECTIVE – Post $14.00 LOI Understanding	RHINO PERSPECTIVE – Pre $14.00 LOI Understanding	RHINO PERSPECTIVE – Post $14.00 LOI Understanding
Permanent / Capitalized[1]	> None	Expense Base Growth ($6-7mm EBITDA reduction) AUM / Revenue Degradation ($7-8mm EBITDA reduction) $78 – 90mm[2]		Expense Base Growth ($1.5-2mm EBITDA reduction) $9 - 12mm[2]
Temporary / One-Time	TRA Funding Requirement ($20mm cash reduction)	Unexpected Uses of Cash ($18mm cash reduction) LTIP Cash Impact ($7mm cash reduction) Additional Defense Cost ($3-5mm pre-tax / $2-4mm after-tax cash reduction) Hedge Cost ($3-5mm pre-tax / $2-4mm after-tax cash reduction) D&O Tail Insurance ($2mm pre-tax / $1.5mm after-tax cash reduction) $31 - 34mm[2]	Unexpected Uses of Cash ($0) ~~LTIP Cash Impact~~ Deferred Compensation	Expense Base Growth ($1-2mm pre-tax / $1-1.5mm after-tax cash reduction) AUM / Revenue Degradation ($7.5-12.5mm pre-tax / $6-9.5mm after-tax cash reduction) > Additional Defense Cost ($0) > TRA Funding Requirement ($0) $7-11mm[2]

Cape: Total Value Impact : $109-124mm[2] ($4.79-$5.45 / share)[3]

Rhino: Total Value Impact: $16-23mm[2] ($0.68-$1.01 / share)[3]

(1) Capitalized at 6.0x per Cape management assumption.
(2) Totals based on capitalized value and after-tax cash impact figures.
(3) Assumes 22.8mm Rhino shares
Note: Assumes a tax rate of 23.5%.

DRAFT – PRELIMINARY AND SUBJECT TO MATERIAL REVISION

PJT Partners 2

Preliminary and Confidential Market Evolution Overview Since 11/30/21 Written Proposal Received % Change $14.00 Written LOI Current (3/ 17/ 2022 vs. 11/ 30/ 2021) (11/ 30/ 2021) (3/ 17/ 2022) Selected Market KPIs DJIA 34,484 34,481 (0%) S&P 500 4,567 4,412 (3%) Russell 2000 2,199 2,065 (6%) (1) Selected Sector KPIs (1) AM Share Price 100.0 91.3 (9%) AM P / 2022E EPS 11.0x 10.4x (5%) (1) WM Share Price 100.0 86.6 (13%) WM P / 2022E EPS 12.1x 9.8x (19%) Selected Rhino KPIs: (2) 22.0 20.8 (5%) Rhino AUM ($bn) Share Price 8.88 9.06 2% Source: Capital IQ, Company filings, Market data as of 3/17/2022. Note: AM peers include APAM, CIXX, CNS, FHI, JHG, and WETF; WM peers include BCOR, FOCS, LPLA, RJF, SAMG; market data as of 3/17/22. (1) Represents indexed change; share price reflects peer median. 3 (2) 3/17/2022 Rhino AUM reflected as of 2/28/2022.

Preliminary and Confidential Illustrative Analysis at Various Prices Rhino Current ($ in mm, except share price) Rhino @ Range of Illustrative Prices Share Price $9.06 $12.00 $12.50 $13.00 $13.50 $14.00 Premium / (Discount) to: Current 32% 38% 43% 49% 55% – YTD VWAP (since 1/ 1/ 2022) 10% 45% 51% 58% 64% 70% (1) Equity Value $206 $274 $285 $297 $308 $320 (2) Total Enterprise Value $139 $207 $218 $230 $241 $253 $ Change in Enterprise Value v. $14/ share ($46) ($34) ($23) ($11) – (3) % of Cape Perspective Value Impact ($117mm) 39% 29% 20% 10% – (4) % of Rhino Perspective Value Impact ($19mm) 237% 178% 119% 59% – Source: Capital IQ, Company filings, Rhino estimates per Rhino management. Market data as of 3/17/2022. (1) Represents 22.8mm FDSO as of 12/31/2021. (2) Assumes $68mm of excess cash per Rhino estimates. Total cash and investment securities includes $73mm of cash and $25mm of investment securities, as of 12/31/2021. Assumes TRA which represents present value of estimated net tax savings. Discounted at 20.0% cost of equity as of 12/31/21. Future exchange of residual private units not included. (3) Represents midpoint of total post $14.00 LOI understanding of value impact from Cape perspective (please reference p2). 4 (4) Represents midpoint of total post $14.00 LOI understanding of value impact from Rhino perspective (please reference p2).

Preliminary and Confidential Disclaimer Disclaimer These materials were prepared by PJT Partners LP (“PJT Partners”, “we” or “us”) solely for the information and assistance of the Board of Directors (the “Board”) of Rhino (the “Company”) in order to assist the Board in connection with its consideration of the matters referred to herein. These materials are incomplete without reference to, and should be viewed solely in conjunction with, any oral information provided by PJT Partners in connection with these materials. These materials and any oral information provided by PJT Partners in connection with these materials (collectively, the “Confidential Information”), as well as any information derived from the Confidential Information, may not be communicated, reproduced, disclosed (in whole or in part) to, or relied upon by, any other person, referred to, or used for any purpose, other than with PJT Partners’ prior written consent. The Confidential Information is based on information publicly available, provided by or on behalf of the Company or obtained from other sources. We assume no responsibility for independent verification of any such information, and we have assumed and relied upon the accuracy and completeness of such information for purposes of preparing the Confidential Information. Neither we nor any of our affiliates or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the Confidential Information, or any data it generates and expressly disclaim any and all liability in relation to any such Confidential Information. The Confidential Information is based on financial, economic, market and other conditions prevailing as of the date of such Confidential Information and is subject to change. We undertake no obligation or responsibility to update or revise any of the Confidential Information. Any valuation, appraisal or conclusion of a financial nature contained in these materials results from the application by PJT Partners of techniques and principles generally adopted in the context of the preparation of financial presentations of this nature, and PJT Partners cannot and does not warrant that the use of different techniques and principles would not lead to a different result. Our analyses do not purport to be an appraisal of any assets or liabilities of the Company or any other party, nor have we evaluated the solvency of the Company or any other party under any laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, accounting or tax advisors and these materials do not constitute legal, regulatory, accounting, tax or other specialist advice. These materials do not constitute and should not be considered any form of financial opinion, advice or recommendation by us or any of our affiliates to any party, with respect to any proposed transaction or otherwise. You should not rely upon or use these materials to form the definitive basis for any decision or action whatsoever, with respect to any proposed transaction or otherwise. Each of the Board and the Company must make its own independent assessment and such investigation as it deems necessary to determine its interest in participating in any transaction. These materials do not constitute an offer to sell or the solicitation of an offer to buy any security, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase any securities or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital to, or participate in, any trading strategies. This document is not a research report and should not be considered as such. This document may include information from the S&P Capital IQ Platform Service. Such information is subject to the following: “Copyright © 2017, S&P Capital IQ (and its affiliates, as applicable). This may contain information obtained from third parties, including ratings from credit ratings agencies such as Standard & Poor’s. Reproduction and distribution of third party content in any form is prohibited except with the prior written permission of the related third party. Third party content providers do not guarantee the accuracy, completeness, timeliness or availability of any information, including ratings, and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such content. THIRD PARTY CONTENT PROVIDERS GIVE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THIRD PARTY CONTENT PROVIDERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, LEGAL FEES, OR LOSSES (INCLUDING LOST INCOME OR PROFITS AND OPPORTUNITY COSTS OR LOSSES CAUSED BY NEGLIGENCE) IN CONNECTION WITH ANY USE OF THEIR CONTENT, INCLUDING RATINGS. Credit ratings are statements of opinions and are not statements of fact or recommendations to purchase, hold or sell securities. They do not address the suitability of securities or the suitability of securities for investment purposes, and should not be relied on as investment advice. This document may include information from SNL Financial LC. Such information is subject to the following: “CONTAINS COPYRIGHTED AND TRADE SECRET MATERIAL DISTRIBUTED UNDER LICENSE FROM SNL. FOR RECIPIENT’S INTERNAL USE ONLY.” PJT Partners is an SEC registered broker-dealer and is a member of FINRA and SIPC. PJT Partners is represented in the United Kingdom by PJT Partners (UK) Limited. PJT Partners (UK) Limited is authorised and regulated by the Financial Conduct Authority (Ref No. 678983) and is a Company registered in England and Wales (No. 9424559). PJT Partners is represented in Spain by PJT Partners Park Hill (Spain) A.V., S.A.U., a firm authorized and regulated by the Comision Nacional del Mercado de Valores (“CNMV”). PJT Partners is represented in Hong Kong by PJT Partners (HK) Limited, authorised and regulated by the Securities and Futures Commission. In connection with our capital raising services in Canada, PJT Partners relies on the international dealer exemption pursuant to subsection 8.18(2) of National Instrument 31-103 Registration Requirements. Please see https://pjtpartners.com/regulatory-disclosure for more information. Copyright © 2022, PJT Partners LP (and its affiliates, as applicable). 5